Exhibit 12
                                                    Form 10-Q
                                                    For the Nine
                                                    Months Ended
                                                    June 30, 1998



                            Lucent Technologies Inc.
                Computation of Ratio of Earnings to Fixed Charges

                              (Dollars in Millions)
                                   (Unaudited)

                                                                      For the Nine
                                                                      Months Ended
                                                                      June 30, 1998

Earnings Before Income Taxes...........................                    $ 1,614

Less Interest Capitalized during
  the Period...........................................                         14
Less Undistributed Earnings of Less than 50%
  Owned Affiliates.....................................                         11

Add Fixed Charges......................................                        361

Total Earnings ........................................                    $ 1,950



Fixed Charges

Total Interest Expense Including Capitalized Interest..                    $   261

Interest Portion of Rental Expense.....................                        100

    Total Fixed Charges................................                    $   361

Ratio of Earnings to Fixed Charges.....................                        5.4